Exhibit 23.3

January 18, 2007

Board of Directors

CMS Bancorp, Inc.

Community Mutual Savings Bank

123 Main Street, Suite 750

White Plains, New York 10601

Dear Board Members:

We hereby consent to the use of our firm’s name, FinPro, Inc. (“FinPro”) and the inclusion of, summary of and references to our Conversion Valuation Appraisal Report and the valuation of CMS Bancorp, Inc. provided by FinPro in: (i) the Form SB-2 Registration Statement (“Registration Statement”), including the prospectus filed by CMS Bancorp, Inc. and any amendments thereto and our opinion regarding subscription rights filed as an exhibit to the Registration Statement referenced above and (ii) the Application for Conversion on Form AC and any amendments thereto to be filed by the Bank with the Office of Thrift Supervision.

Very Truly Yours,

/s/ FinPro, Inc.

FinPro, Inc.

20 Church Street • P.O. Box 323 • Liberty Corner, NJ 07938-0323 • Tel: 908.604.9336 • Fax: 908.604.5951

finpro@finpronj.com • www.finpronj.com